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                                                                      Exhibit 16

                                 HAYS & COMPANY
                               477 Madison Avenue
                            New York, New York 10022


January 24, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: American Sports History Incorporated

Ladies and Gentlemen:

We have read the statements that we understand American Sports History Incorporated will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,


/s/ Hays & Company

Hays & Company